Exhibit 99.1

Patterson Companies Reports Improved Third Quarter Operating Results

St. Paul, MN—February 18, 2010—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $820,084,000 for the third quarter of fiscal 2010 ended January 23, an increase of 1% from $811,023,000 in the year-earlier quarter. Net income of $56,049,000 or $.47 per diluted share rose 6% from $52,807,000 or $0.45 per diluted share in the third quarter of fiscal 2009.

Sales of Patterson Dental Supply, Patterson’s largest business, were $572,073,000 in the third quarter, down 2% from $584,140,000 in the year-earlier period.

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Sales of consumable dental supplies and printed office products rose 2% from last year’s third quarter. Internally-generated sales, excluding foreign currency adjustments and acquisitions, were up slightly, marking the first such sales growth for consumables since the fall of 2008 when the national economy started to deteriorate sharply.

•	Sales of dental equipment and software declined 10% from the year-earlier level, which was consistent with Patterson’s forecast for this period.

•	Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth, rose 10% from last year’s third quarter.

Sales of the Webster Veterinary unit increased 5% in the third quarter of fiscal 2010 to $151,771,000. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, increased 18% to $96,240,000. The acquisitions of Mobilis Healthcare Group in April 2009 and Empi Therapy Solutions in June 2009 accounted for the majority of the third quarter sales increase.

James W. Wiltz, president and chief executive officer, commented: “Patterson’s third quarter operating results were largely consistent with our internal forecasts as our businesses continued to experience the impact of weak economic conditions. We are encouraged that sales of dental consumable supplies started trending upward in the third quarter. However, we believe the purchasing decisions of dental practitioners for new equipment continued to be affected by the soft economy. Sales of dental equipment also faced a difficult comparison with the third quarter of fiscal 2009, when Patterson Dental significantly outperformed the dental equipment market. Although sales of CEREC dental restorative systems were down modestly in the third quarter, sales were up on a sequential quarterly basis. This was encouraging since new systems accounted for a substantial portion of third quarter CEREC sales, not trade-ins for the upgraded imaging unit. We believe the unequalled performance of CEREC has made it the most viable choice for dentists purchasing next-generation CAD/CAM equipment.”

He continued: “Sales of our Webster unit were consistent with forecasted levels in the third quarter, which is the seasonally softest period of the year for our veterinary business. Equipment sales remained sluggish as many veterinary practices continued to be cautious toward purchasing equipment. Patterson Medical’s performance also met our third quarter expectations. We believe this unit continued to gain market share in this period. The assimilation of the Mobilis and Empi acquisitions are proceeding on schedule, and we are pleased with their contributions to our third quarter performance.”

Patterson’s third quarter earnings also benefited from cost control measures that have been instituted in response to the economic downturn. The impact of acquisition-related expenses started diminishing in the third quarter and is expected to continue moderating over the balance of the year.

For full-year fiscal 2010, Patterson is forecasting earnings of $1.74 to $1.78 per diluted share as the company narrowed its previously reported range of $1.70 to $1.80.

As previously announced, Mr. Wiltz will retire as president and chief executive officer of Patterson Companies at the end of the current fiscal year on April 24, 2010. At that time, Scott P. Anderson, currently president of the Patterson Dental Supply subsidiary, will assume those positions.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Third Quarter Conference Call and Replay

Patterson’s third quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the third quarter conference call can be heard through February 25, 2010 at 1-303-590-3030 with the 4220042 conference ID.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 23, 2010	January 24, 2009	January 23, 2010	January 24, 2009

Net sales	$820,084	$811,023	$2,424,614	$2,314,343

Gross profit	276,069	269,109	801,290	774,414

Operating expenses	182,302	177,567	546,247	520,676

Operating income	93,767	91,542	255,043	253,738

Other expense, net	(4,294)	(6,745)	(12,412)	(20,171)

Income before taxes	89,473	84,797	242,631	233,567

Income taxes	33,424	31,990	92,182	87,893

Net income	$56,049	$52,807	$150,449	$145,674

Earnings per share:
Basic	$0.47	$0.45	$1.27	$1.24
Diluted	$0.47	$0.45	$1.26	$1.23

Shares:
Basic	118,518	117,624	118,324	117,645
Diluted	119,434	118,134	119,097	118,391

Gross margin	33.7%	33.2%	33.0%	33.5%

Operating expenses as a % of net sales	22.2%	21.9%	22.5%	22.5%

Operating income as a % of net sales	11.4%	11.3%	10.5%	11.0%

Effective tax rate	37.4%	37.7%	38.0%	37.6%

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 23, 2010	April 25, 2009
	(Unaudited)

ASSETS
Current assets:
Cash and short-term investments	$267,782	$158,065
Receivables, net	471,316	476,156
Inventory	302,637	269,934
Prepaid expenses and other current assets	35,903	33,440

Total current assets	1,077,638	937,595

Property and equipment, net	168,657	166,500
Goodwill and other intangible assets	996,345	968,036
Other	80,175	61,489

Total Assets	$2,322,815	$2,133,620

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$184,035	$180,933
Other accrued liabilities	147,117	131,367
Current maturities of long-term debt	—	22,000

Total current liabilities	331,152	334,300

Long-term debt	525,000	525,000
Other non-current liabilities	88,311	88,000

Total liabilities	944,463	947,300

Stockholders’ equity	1,378,352	1,186,320

Total Liabilities and Stockholders’ Equity	$2,322,815	$2,133,620

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 23, 2010	January 24, 2009	January 23, 2010	January 24, 2009

Consolidated Net Sales
Consumable and printed products	$501,141	$476,196	$1,586,534	$1,468,110
Equipment and software	249,324	271,384	636,979	653,642
Other	69,619	63,443	201,101	192,591

Total	$820,084	$811,023	$2,424,614	$2,314,343

Dental Supply
Consumable and printed products	$293,077	$287,709	$902,170	$909,981
Equipment and software	216,243	239,228	538,989	560,235
Other	62,753	57,203	179,072	170,646

Total	$572,073	$584,140	$1,620,231	$1,640,862

Rehabilitation Supply
Consumable and printed products	$66,739	$54,733	$229,984	$193,925
Equipment and software	24,143	21,942	75,568	71,128
Other	5,358	4,936	17,225	16,293

Total	$96,240	$81,611	$322,777	$281,346

Veterinary Supply
Consumable and printed products	$141,325	$133,754	$454,380	$364,204
Equipment and software	8,938	10,214	22,422	22,279
Other	1,508	1,304	4,804	5,652

Total	$151,771	$145,272	$481,606	$392,135

Other (Expense) Income, net
Interest income	$2,122	$1,048	$6,491	$4,840
Interest expense	(6,406)	(7,000)	(19,383)	(23,235)
Other	(10)	(793)	480	(1,776)

	$(4,294)	$(6,745)	$(12,412)	$(20,171)

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 23, 2010	January 24, 2009

Operating activities:
Net income	$150,449	$145,674
Depreciation & amortization	28,234	21,515
Share-based compensation	6,618	5,800
Change in assets and liabilities, net of acquired	(32,174)	(100,455)

Net cash provided by operating activities	153,127	72,534

Investing activities:
Additions to property and equipment, net of disposals	(17,506)	(22,838)
Acquisitions	(28,151)	(109,942)

Net cash used in investing activities	(45,657)	(132,780)

Net cash used in financing activities	(11,624)	(56,416)
Effect of exchange rate changes on cash	13,871	(29,618)

Net increase (decrease) in cash and cash equivalents	$109,717	$(146,280)